Exhibit 4.14

AMENDMENT NO. 2 TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 2 (this “Amendment”) to that certain Convertible Promissory Note No. 1, issued on November 23, 2021, as amended on December 10, 2021 (as so amended, the “Note”), in the principal amount of $22,000,000 and due November 23, 2024, by Seelos Therapeutics, Inc., a Nevada corporation (the “Company”), to Lind Global Asset Management V, LLC, a Delaware limited liability company (together with its successors and representatives, the “Holder”), is made as of February 8, 2023, by and between the Company and the Holder.

RECITALS

WHEREAS, the Company issued the Note to the Holder pursuant to that certain Securities Purchase Agreement, dated as of November 23, 2021, by and between the Company and the Holder (as the same may be amended from time to time);

WHEREAS, the Company and the Holder desire to amend certain provisions of the Note as set forth herein; and

WHEREAS, pursuant to Section 5.8 of the Note, the Note may be amended by an instrument in writing signed by the Company and the Holder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Section 2.1(r). Section 2.1(r) of the Note is hereby amended and restated in its entirety to read as follows:

“(r)at any time the Maker shall fail to maintain an aggregate minimum balance of $10,000,000 or more in cash or cash equivalents with one or more financial institutions; provided that, on and after July 1, 2023, the foregoing reference to “$10,000,000” shall be “$12,500,000;” .”

2.Effectiveness. This Amendment is effective as of the date hereof. From and after the effectiveness of this Amendment, each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Note” and each other similar reference contained in the Note shall refer to the Note, as amended hereby. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties under the Note, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Note.

3.Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

4.Counterparts. This Amendment may be executed in two identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

[Signature Page Follows]

The parties hereto have executed this Amendment No. 2 to Convertible Promissory Note as of the date first written above.

THE COMPANY:

SEELOS THERAPEUTICS, INC.

By:	/s/ Raj Mehra, Ph.D.
Name: Raj Mehra, Ph.D.
Title: President and Chief Executive Officer

THE HOLDER:

LIND GLOBAL ASSET MANAGEMENT V, LLC

By:	/s/ Jeff Easton
Name: Jeff Easton
Title: Managing Member

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO CONVERTIBLE PROMISSORY NOTE]